Exhibit 99.1

QEP RESOURCES ANNOUNCES EARLY RESULTS OF TENDER OFFERS

DENVER - November 21, 2017 - QEP Resources, Inc. (NYSE:QEP) (“QEP” or the “Company”) today announced early results of the previously announced offers to purchase for cash (the “Tender Offers”) up to $361,000,000 aggregate principal amount (such principal amount, the “Aggregate Maximum Principal Amount”) of its outstanding senior notes listed in the table below (collectively, the “Notes”), upon the terms and conditions described in the Company’s Offer to Purchase dated November 6, 2017 (the “Offer to Purchase”).

According to information received from D.F. King & Co., Inc. (“D.F. King”), the Tender Agent and Information Agent for the Tender Offers, as of 5:00 p.m., New York City time, on November 20, 2017 (that date and time, the “Early Tender Time”), the Company had received valid tenders from holders of the Notes as outlined in the table below.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding (U.S. $)(1)	Principal Amount Tendered and Accepted (U.S. $)	Acceptance Priority Level	Total Consideration per U.S. $1,000 Principal Amount of Notes(2)(3) (U.S. $)
6.80% Senior Notes due 2020	74836JAF0	$135,968,000	$84,210,000	1	$1,075.00
6.875% Senior Notes due 2021	74733VAA8	$625,000,000	$227,187,000	2	$1,085.00

(1)	As of September 30, 2017.
(2)	Does not include Accrued Interest, which will also be payable to but not including the settlement date.
(3)	Includes the Early Tender Premium (as defined below).

The financing condition described in the Offer to Purchase, and to which the Tender Offers is subject, is expected to be satisfied on the date hereof. Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Company’s Offer to Purchase having been either satisfied or waived by the Company, the Company intends to accept for purchase all of the 6.80% Senior Notes due 2020 and all of the 6.875% Senior Notes due 2021 (the “Accepted Notes”), validly tendered (and not validly withdrawn) before the Early Tender Time. These notes will be purchased on the “Early Settlement Date,” which is currently expected to occur on the date hereof.

Holders of Accepted Notes that were validly tendered (and not validly withdrawn) prior to the Early Tender Time and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration (as set forth in the table above) for such series, which includes the early tender premium of $30.00 (the “Early Tender Premium”) for each series of Notes as set forth in the Offer to Purchase, together with accrued and unpaid interest up to, but not including, the Early Settlement Date.

The Tender Offers will each expire at 12:00 midnight, New York City time, at the end of the day on December 5, 2017 (such date and time, as it may be extended, the “Expiration Date”). Holders of Notes validly tendered after the Early Tender Time and on or before the Expiration Date and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration, but no Early Tender Premium, as described in the Offer to Purchase, plus accrued and unpaid interest up to, but not including, the final settlement date. The Tender Offers are subject to the remaining conditions described in the Offer to Purchase. Full details of the terms and conditions of the Tender Offers are set forth in the Offer to Purchase, which is available from D.F. King.

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and MUFG Securities Americas Inc. are serving as Dealer Managers in connection with the Tender Offers. D.F. King is serving as the Tender Agent and the Information Agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Wells Fargo Securities, LLC at (toll free) (866) 309-6316 or (collect) (704) 410-4760. Requests for the Offer to Purchase should be directed to D.F. King at (212) 269-5550, (toll free) (800) 370-1749 or by email to qep@dfking.com.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Northern Region (primarily in North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana).

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “intends”, “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements in this press release include, but are not limited to, statements regarding: the early settlement of the Tender Offers and the satisfaction of the financing condition set forth in the Offer to Purchase. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: disruptions of QEP’s ongoing business, general economic conditions, including the performance of the financial markets and interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions, natural resources, and fish and wildlife, hydraulic fracturing, water use and drilling and completion techniques, as well as the risk of legal and other proceedings arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures; and the other risks discussed in the Company’s periodic filings with the SEC, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the 2016 Annual Report on Form 10-K), and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors:	Media:
William I. Kent, IRC	Brent Rockwood
Director, Investor Relations	Director, Communications
303-405-6665	303-672-6999